EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We hereby consent to the incorporation by reference in Registration Statement on Form S-8 of China America Holdings, Inc., SEC File No. 333-144412, and the related prospectus, of our audit report dated March 31, 2008 with respect to the consolidated balance sheet at December 31, 2007 and the consolidated statements of operations, changes in shareholders' equity and cash flows of China America Holdings, Inc. and its subsidiaries for the years ended December 31, 2007 and 2006 which is included in the Annual Report on Form 10-K of China America Holdings, Inc. for the year ended December 31, 2007.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
April 14, 2008